UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2009

BERRY PETROLEUM COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	1-9735 (Commission File Number)	77-0079387 (IRS Employer Identification Number)

1999 BROADWAY, DENVER, CO (Address of Principal Executive Offices)	80220 (Zip Code)

Registrant’s telephone number, including area code: (303) 999-4400

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE: This report on Form 8-K/A amends Berry Petroleum Company’s Form 8-K filed on December 29, 2008 to supplement the disclosure in Item 8.01.

Item 8.01        Other Events

Between December 30, 2008 and January 9, 2009, the Company entered into various agreements to sell its approximately 17,100 barrels of oil per day (BOPD) production  from its California operations while BWOC cannot receive the Company’s California production. These agreements are with Chevron Corporation, Tesoro Corporation, Plains All American Pipeline LP, Lundy Thagard Company, and another creditworthy party.

The approximately 17,100 BOPD represents all of the Company’s California crude oil production, all of which was being sold to BWOC pursuant to the Agreement prior to BWOC’s filing for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. In entering into these interim agreements, the Company has not terminated the Agreement.

Pricing and volumes under these short-term agreements vary with prices ranging from just above the posted price for San Joaquin heavy oil to the posted price less a discount. Each of these short-term agreements extends through January 31, 2009 except the agreement with Lundy Thagard Company, which extends through February 28, 2009, but is cancelable earlier if BWOC resumes operations.

Additionally, on December 30, 2008, BWOC filed a motion in the United States Bankruptcy Court to authorize the payment of prepetition claims of certain critical vendors (“Critical Vendor Motion”) along with a motion for the court to hear this motion on January 16, 2009. The Critical Vendor Motion did not list any specific critical vendors, including the Company, and set forth various conditions which a vendor would have to accept in order to be considered a “Critical Vendor.” As such, there can be no assurance that: (i) the court will approve the Critical Vendor Motion, (ii) the Company will be considered a “Critical Vendor” by BWOC, or (iii) that the Company will agree to the conditions imposed on a “Critical Vendor.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

BERRY PETROLEUM COMPANY
By:	/s/ Kenneth A. Olson
Kenneth A. Olson
Corporate Secretary

Date: January 11, 2009